Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated December 14, 2009, with respect to the consolidated financial statements and schedules incorporated by reference in the Annual Report of Telular Corporation on Form 10-K for the year ended September 30, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Telular Corporation on Forms S-8 (File No. 333-333-153732 and File No. 333-153733, effective September 30, 2008, and File No. 333-120086, effective October 29, 2004).

/s/ Grant Thornton LLP
Chicago, Illinois
December 14, 2009